Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
February 14, 2014	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports 2013 Earnings of $2,889,351

MOUNT AIRY, NC - Surrey Bancorp (the “Company”, Pink Sheets: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the fourth quarter of 2013 and the full year.

For the quarter ended December 31, 2013, net income totaled $700,849 or $0.17 per fully diluted share, compared with $976,399 or $0.23 per fully diluted common share earned during the fourth quarter of 2012.

The decrease in quarterly earnings results from an increase in the provision for loan losses.

The provision for loan losses increased from a recapture of $309,080 in the fourth quarter of 2012 to a provision of $171,452 for the same period in 2013, a $480,532 difference. The recapture was the result of significant early payoffs in loans outstanding during the last quarter of 2012, while loans increased in the fourth quarter of 2013.

Net interest income decreased by 1.96 percent from $2,321,194 in the fourth quarter of 2012 to $2,275,796 for the same period in 2013, as asset yields continue to decrease in the low interest rate environment. Noninterest income increased slightly to $838,663, compared to $798,359 reported for the quarter ended December 31, 2012. Noninterest expenses decreased from $1,790,262 in the fourth quarter of 2012 to $1,773,372 in the fourth quarter of 2013. This decrease is attributable to a reduction in expenses related to foreclosed assets.

For the year ended December 31, 2013, the Company reported net income of $2,889,351, or $0.69 per fully diluted common share. This represents a 3.77 percent increase in profitability from year-end 2012, when the Company reported earnings of $2,782,880, or $0.67 per fully diluted common share. This increase was attributable to a reduction in the provision for loan losses and an increase in noninterest income, which more than offset the reduction in net interest income. Net interest income decreased 2.69 percent from $9,283,410 for the 2012 year-end to $9,033,671 at year-end 2013, as asset yields declined. The provision for loan losses decreased from $471,292 in 2012 to $319,565 in 2013 due to increased loan guarantee enhancements. Approximately $60,864,000 of the total loans outstanding at December 31, 2013, carry government guarantees which reduce the Bank’s credit exposure. The guaranteed portion of these loans amounts to approximately $47,716,000, or 26.0 percent of total loans outstanding. This compares to guarantees of $43,118,000, or 24.4 percent of loans outstanding at December 31, 2012. Noninterest income increased 11.2 percent to $2,906,844 compared to $2,613,627 reported for the year ended December 31, 2012 as income from the sale of government guaranteed loans and subsidiary insurance commission revenue increased. Noninterest expenses increased modestly, from $6,921,581 in 2012, $6,971,932 in 2013, or 0.73 percent.

Loan loss reserves were $3,375,350 or 1.84 percent of total loans as of December 31, 2013. Non-performing assets were 1.58 percent of total assets at December 31, 2013, compared to 1.84 percent on that date in 2012. At December 31, 2013, the allowance for loan loss reserves equals 86.88 percent of impaired and non-performing assets, net of government guarantees compared to 76.76 percent at the end of 2012.

Total assets were $240,918,977 as of December 31, 2013, an increase of 4.79 percent from $229,912,432 reported as of December 31, 2012. Total deposits were $195,800,961 at year-end 2013, an increase of 4.25 percent from the $187,823,037 reported at the end of year of 2012. Net loans increased 3.65 percent to $179,908,825, compared to $173,577,565 as of December 31, 2012.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia. The Bank has opened a Loan Production Office at 1328 North Bridge Street in Elkin, North Carolina.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with LPL Financial, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	December 31, 2013	December 31, 2012
	(unaudited)
Total assets	$240,919	$229,912
Total loans	183,284	176,981
Investments	40,890	37,318
Deposits	195,801	187,823
Borrowed funds	7,750	7,750
Stockholders’ equity	34,218	32,237
Non-performing assets to total assets	1.58%	1.84%
Loans past due more than 90 days to total loans	0.02%	0.39%
Allowance for loan losses to total loans	1.84%	1.93%
Book value per common share	$8.57	$8.01

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2013	2012	2013	2012
Interest income	$2,634	$2,717	$10,539	$10,954
Interest expense	358	396	1,505	1,671
Net interest income	2,276	2,321	9,034	9,283
Provision for loan losses	171	(309)	320	471
Net interest income after provision for loan losses	2,105	2,630	8,714	8,812
Noninterest income	838	798	2,907	2,614
Noninterest expense	1,773	1,790	6,972	6,922
Net income before taxes	1,170	1,638	4,649	4,504
Provision for income taxes	469	662	1,760	1,721
Net income	701	976	2,889	2,783
Preferred stock dividend declared	46	46	183	183
Net income available to common shareholders	$655	$930	$2,706	$2,600
Basic net income per share	$0.18	$0.26	$0.76	$0.73
Diluted net income per share	$0.17	$0.23	$0.69	$0.67
Return on average total assets 	1.15%	1.69%	1.22%	1.23%
Return on average total equity 	8.10%	12.04%	8.59%	8.86%
Yield on average interest earning assets	4.64%	5.06%	4.78%	5.24%
Cost of funds	0.69%	0.81%	0.75%	0.87%
Net yield on average interest earning assets	4.01%	4.32%	4.10%	4.44%
Overhead efficiency ratio	56.94%	57.39%	58.39%	58.18%
Net charge-offs/average loans	0.05%	0.01%	0.19%	0.53%

	Annualized for all periods presented.